EXHIBIT 9 TO:

FIRST AMENDED PRELIMINARY OFFERING CIRCULAR

Steamline USA, Inc.

S.E.C. CIK # 0001877566 / S.E.C. File No.: 024-11628

PART III. ITEM 17. 9. OF THE INSTRUCTIONS
TO FORM 1-A

AUDITOR'S REPORT

STREAMLINE USA, INC.

AUDITED FINANCIAL STATEMENTS FOR THE PERIOD ENDING AUGUST 13, 2021, AND THE YEAR ENDING DECEMBER 31, 2020

STREAMLINE USA, INC.

Audited Financial Statements

FOR THE PERIOD ENDING AUGUST 13, 2021, AND THE YEAR ENDING DECEMBER 31, 2020

CONTENTS OF REPORT

Lama Najib
Certified Public Accountant in
the United States of America
License 0033681
State of Colorado

PROCYON FINANCIAL LLC

24A Trolley Square #2289

Wilmington, DE 19806

Independent Auditor's Report

To the Members of STREAMLINE USA, INC.,

11264 PLAYA CT.

CULVER CITY, CALIFORNIA 90230

I have audited the accompanying financial statements of STREAMLINE USA, INC., which comprise the Balance Sheet as of August 13, 2021, and December 31, 2020, and the related Statements of Income, Changes in Members' Equity and Cash Flows for the period between September 9th, 2020 (the date of inception) and August 13, 2021, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on the audit. The audit was conducted in accordance with auditing standards generally accepted in the United States. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement in the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, I express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Opinion

In my opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of STREAMLINE USA, INC. as of August 13, 2021, and December 31, 2020, and the results of its operations and cashflows for the period between September 9, 2020 (the date of inception) and August 13, 2021, in conformity with U.S. generally accepted accounting principles.


08/19/2021

STREAMLINE USA, INC.

BALANCE SHEET

AS OF AUGUST 13, 2021, AND DECEMBER 31, 2020

		As of August 13, 2021	As of December 31, 2020
Assets			
Current assets:			
Cash and cash equivalents	$	79,617	-
Receivables		1,050,000	-
Total current assets		**1,129,617**	-
Non-current assets:			
Intangible assets:			
Copyrights		5,000	-
Total Intangible assets		**5,000**	-
Total Assets	$	**1,134,617**	-
Liabilities & Members' Equity			
Current liabilities:			
Accounts Payable		23,750	-
Total current liabilities		**23,750**	-
Non-current Liabilities:			
Total non-current liabilities		-	-
Total Liabilities:	$	**23,750**	-
Equity:			
Common Stock (12,400,000 shares issued and outstanding; no par)		-	-
Retained Earnings (accumulated deficit)		-	-
Paid-in capital		100,000	-
Net income (loss)		1,010,867	-
Total Equity:		**1,110,867**	-
Total Liabilities & Equity	$	**1,134,617**	-

The accompanying notes are an integral part of these financial statements.

STREAMLINE USA, INC.

STATEMENT OF INCOME

FOR THE PERIOD BETWEEN SEPTEMBER 9, 2020 (THE DATE OF INCEPTION) AND AUGUST 13, 2021

		2021	2020
Revenue:			
Revenue from copyrights transfer	$	1,050,000	-
Total revenues		**1,050,000**	-
Expenses:			
Legal & Professional Services		39,073	-
Bank charges & fees		60	-
Total Expenses		**39,133**	-
Income (loss) from Operations		**1,010,867**	-
Other Income (Expenses):			
Total Other Income (Expenses)		-	-
Net Income (loss)	$	**1,010,867**	-

The accompanying notes are an integral part of these financial statements.

STREAMLINE USA, INC.

STATEMENT OF CHANGES IN MEMBERS' EQUITY
AS OF AUGUST 13, 2021, AND DECEMBER 31, 2020

	Common Stock				
	Shares	Amount	Paid-in Capital	Retained Earnings (accumulated deficit)	**Total**
Beginning Balance, December 31, 2020	-	-	-	-	-
Issuance of Common stock	12,400,000	-	-	-	-
Paid-in Capital	-	-	100,000	-	100,000
Net income (loss)	-	-	-	**1,010,867**	**1,010,867**
Ending Balance, August 13, 2021	**12,400,000**	-	**100,000**	**1,010,867**	**1,110,867**

The accompanying notes are an integral part of these financial statements.

STREAMLINE USA, INC.

STATEMENT OF CASH FLOWS

AS OF AUGUST 13, 2021, AND DECEMBER 31, 2020

		As of August 13, 2021	As of December 31, 2020
Cash flow From Operating Activities:			
Net income (loss)	$	1,010,867	-
Adjustments to reconcile net income to net cash provided (used) by operating activities:			
Changes in:			
Accounts Payable		23,750	-
Receivables		(1,050,000)	-
Net cash provided (used) by operating activities		**(15,383)**	-
Cash flow From Investing Activities:			
Acquisition of copyrights		(5,000)	-
Net cash provided (used) by investing activities		**(5,000)**	-
Cash flow from Financing Activities			
Paid-in Capital		100,000	-
Net cash provided (used) by financing activities		**100,000**	-
Increase in Cash		79,617	-
Cash, beginning of year		-	-
Cash, end of year	$	**79,617**	-

The accompanying notes are an integral part of these financial statements.

STREAMLINE USA, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD BETWEEN SEPTEMBER 9, 2020 (THE DATE OF INCEPTION) AND AUGUST 13, 2021

About the Company & its Nature of operations

STREAMLINE USA, INC. (the Company), is a Wyoming Corporation incorporated on September 9th, 2020. According to Management: "the mission of the Company is to capture a major share of the film and video distribution industry and Company officials will position the company as a leader in distributing content on a global scale. To accomplish these goals, company officials will implement a cohesive marketing strategy utilizing direct and digital marketing initiatives to reach its target markets. Company officials anticipate forming strategic partnerships with entertainment industry giants. Such partnerships will create a seamless process for its content, with a lower takeoff risk".

Fiscal year

The Company operates on a December 31st year-end.

Basis of accounting

The Company's financial statements are presented in accordance with accounting principles generally accepted in the U.S.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include, recession, downturn or otherwise, local competition or changes in consumer taste.

These adverse conditions could affect the Company's financial condition and the results of its operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which the services will be provided; (2) services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

Expense Recognition

The Company recognizes and records expenses for services, supplies and other products as they are incurred.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of August 13, 2021.

Accounts Payable

This account consists of payments due on legal services including registration with the U.S. Securities and Exchange Commission ('SEC') for a Reg. A+ offering. The balance payable for this specific project totaled $15,000 as of August 13, 2021 (The total costs under the agreement which pertains to this project is $30,000 and is recorded in 'Legal & Professional services'). Additionally, a payable of $3,750 is due for phase II in legal opinion services. Moreover, $5,000 is owed to a Script Owner for the acquisition of all rights to literary work.

Receivables

The Company entered into an agreement with a third party ('the transferee') on August 5, 2021, where the Company agreed to transfer all rights of literary work it owns including contents, episode briefs, literary scripts, biographies of characters, dialogue scripts to the transferee in exchange for receiving a payment of $1,500,000. The script was created by a third party entrusted by the Company in October 2020, with $1,050,000 to be received within 60 days after the agreement comes into effect and $450,000 to be received after the transferee receives the final draft of the script.

The Company uses the allowance method to account for estimated uncollectible receivables. Receivables are presented net of an allowance for doubtful accounts. As of August 13, 2021, the Company's estimate of doubtful accounts was zero. The Company's policy for writing off past due receivables is based on the amount, time past due, and response received from the subject customer and other third parties.

Intangibles

Intangible assets are stated at their historical cost. Intangible items acquired must be recognized as assets separately from goodwill if they meet the definition of an asset, are either separable or arise from contractual or other legal rights, and their fair value can be measured reliably. Intangible assets recognized on Company books as of August 13, 2021, consist of literary work rights the Company acquired on 9 August 2021. Under the agreement, the Company was granted a perpetual transferrable license to all motion pictures, all television motion pictures and other television rights, together with limited radio broadcasting rights and publication rights for advertisement, publicity and exploitation purposes, and certain incidental and allied rights, throughout the world, in and to the literary work and in and to the copyright thereof and all renewals and extensions of copyright.

The Company evaluates the recoverability of intangible assets whenever events or changes in circumstances indicate that an intangible asset's carrying amount may not be recoverable. Such circumstances include but are not limited to the following: 1) a significant decrease in the market value of the asset, 2) a significant adverse change in the extent or manner in which an asset is used 3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of the asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss

would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of the estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgement and actual results may differ from assumed and estimated amounts.

No impairment charges were made as of August 13, 2021.

Equity

Under the articles of incorporation, the total number of shares that the Corporation has the authority to issue is unlimited shares of Common stock at no par. As of August 13, 2021, and December 31, 2020, twelve million four hundred thousand (12,400,000) and nil shares of common stock have been issued and are outstanding, respectively. The transfer of shares is unrestricted, except as provided by any future buy-sell agreement signed by all stockholders and the Capital stock, after the amount of the subscription price has been paid in, is not subject to assessment to pay the debts of the corporation.

Income taxes

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States.

The Company is subject to franchise tax filing requirements in the State of Wyoming.

Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members.

Subsequent events

The Company evaluated subsequent events through August 15th, 2021, the date on which the financial statements were available to be issued. There are no additional events that have occurred such that adjustments to the amounts or disclosures presented in the notes to the financial statements are warranted.